Exhibit 99.1

P R E S S R E L E A S E

For Immediate Release:	Contact:
Mollie Condra, Ph.D.
HealthStream
(615)-301-3237
mollie.condra@healthstream.com

HealthStream Acquires Electronic Education

Documentation System, LLC (d/b/a “eeds”)

As its 3rd acquisition in CME management software in 13 months, HealthStream becomes a leading provider in this market, fulfilling its planned investment strategy for this specialty service for the healthcare workforce.

Nashville, Tennessee (January 3, 2023) –HealthStream (Nasdaq: HSTM), a leading provider of workforce and provider solutions for the healthcare industry, today announced that it has acquired substantially all of the assets of eeds, an Asheville, North Carolina-based healthcare technology company. With this acquisition, HealthStream expands its ecosystem with an innovative, SaaS-based continuing education management system for healthcare organizations, representing its third acquisition in this specialty area within the last 13 months and completing its planned investment strategy in this space.

Across all healthcare organizations where patient care is delivered, many hours of CME and CE (“continuing medical education & continuing education”) for physicians and clinical staff are mandated—with the amount and frequency required dependent upon state requirements and particular area of practice. Industry-wide in 2021, approximately 204,000 accredited educational activities were held or offered where, cumulatively, approximately 49,800,000 individual CME/CE learning experiences were completed by U.S. healthcare professionals—a 10 percent increase over the prior year. The eeds application greatly helps in this process, supporting multiple continuing education credit types, including those designated via providership statuses or obtained via approving bodies.

Approximately 50 percent of the 1,668 organizations that currently hold an “accredited” status by the Accreditation Council for Continuing Medical Education (ACCME) are hospitals or health systems. To earn and maintain the accredited status, which grants a hospital the ability to create, designate, and award continuing education credits, hospitals are responsible for demonstrating that they meet ACCME requirements for delivering independent CME. This process is thorough; it requires hospitals’ detailed tracking and recording of related workflows and educational documentation, along with a broad series of evaluations, interviews, and assessments. For these purposes, the eeds application streamlines these processes, supporting hospitals’ continuous work along this journey.

“Since its inception, eeds has utilized cutting-edge technology that is focused on making both the CE provider and the CE Participant experience intuitive, easy, and efficient, which has made us a market leader for CME and CE management applications over the years,” said Paul Martin, M.D., co-founder and Chief Executive Officer, eeds. “I am confident that our customers will continue to receive outstanding support as part of HealthStream with great customer care and expanded resources while also benefitting from being a part of one of the most innovative, forward-thinking healthcare IT companies in the industry.”

“The acquisition of eeds adds to HealthStream’s growing marketplace of applications that gives our customers choice in the solutions that are most appropriate for their unique needs,” said Kevin O’Hara, Senior Vice President & General Manager, Platform Solutions, HealthStream. “I am pleased to welcome all of eeds’ customers, users, and employees to HealthStream as we work together to continue supporting the delivery and management of continuing education.”

Along with HealthStream’s previous acquisitions of Rievent Technology in December 2021 and CloudCME in May 2022, the addition of eeds further fulfills a component of the Company’s inorganic growth strategy. As stated in HealthStream’s Investor Day presentation in September 2022, inorganic growth is anticipated to continue to play a role in the Company’s capital allocation strategy—and this acquisition is consistent with those strategic objectives.

“Rievent Technology, CloudCME, and eeds were all founder-led businesses prior to joining HealthStream,” commented Michael Collier, Executive Vice President, Corporate Strategy & Development. “HealthStream’s ability to acquire three of the most respected CME/CE management companies in the industry in the matter of a year speaks volumes about the confidence that these founders have in HealthStream’s commitment to improve the quality of healthcare and be the best home for their businesses, employees, and customers going forward.”

To lead HealthStream’s specialty business line of CME/CE management applications, Karl Wilkins, who is the prior CEO of CloudCME and a current Vice President at HealthStream, will assume responsibilities for the management, growth, and future integration of all three applications gained via these recent acquisitions.

Terms of the Transaction:

HealthStream acquired substantially all of the assets of eeds for approximately $7.0 million in cash, subject to customary post-closing purchase price adjustments.

About HealthStream

HealthStream (Nasdaq: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by healthcare organizations across the U.S. for workforce development, training & learning management, nurse & staff scheduling, clinical education, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. HealthStream’s corporate office is in Nashville, Tennessee. For more information, visit http://www.healthstream.com or call 800-521-0574.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact) that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including that the anticipated benefits of the acquisition may not be realized, as well as the result of risks referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on February 28, 2022, and in the Company’s other filings with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update or revise any such forward-looking statements.

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